Exhibit 6.10

THIRD AMENDMENT TO INSTALLMENT PURCHASE AGREEMENT This THIRD AMENDMENT TO INSTALLMENT PURCHASE AGREEMENT ( " Third Amendment " ) is made and entered into effective as of October _, 2024 (the "Effective Date " ) and amends that certain INSTALLMENT PURCHASE AGREEMENT dated July 23 , 2021 (as amended by the Second and Third Amendment to Installment Purchase Agreement, collectively the " Agreement " ), between Shane Ellis ( " Seller " ), and Worldwide Stages, Inc . as successor in interest to Worldwide Stages, LLC (collectively, " Purchaser " ) . INTRODUCTION WHEREAS, Seller entered into the Agreement in anticipation of an installment sales transaction requiring periodic payments of the purchase price for the Purchased Interest on the second and third anniversary of the Agreement (as set out in the Agreement ) ; and WHEREAS, Seller and Purchaser now wish to amend the Agreement to provide for an extension of such installment payments ; NOW, THEREFORE, Seller and Purchaser agree hereby as follows : AGREEMENT ARTICLE I . DEFINITIONS ; INTERPRETATIONS . 1.1. Definitions . Capitalized terms used in this Third Amendment, other than those which are defined in the Operating Agreement or the body of this Third Amendment, are defined in the Agreement . Capitalized terms not otherwise defined herein or in the Agreement shall have the respective meanings set forth in the Operating Agreement of Company . Construction . Except as otherwise expressly provided herein, the following rules of construction apply to this Third Amendment : (i) the singular includes the plural and the plural includes the singular except when the context otherwise requires ; ( ii ) " include" and "including" are not limiting ; ( iii ) a reference to any agreement or contract includes exhibits, schedules, and permitted supplements and amendments thereto ; (iv) a reference to a law includes any amendment or modification to such law and any rules or regulations issued thereunder, (v) a reference to a person or entity includes such person's or entity's permitted successors and assigns ; and (vi) unless the context otherwise requires, a reference in this Agreement to an Article, Section, Paragraph, Exhibit, or Schedule is to the respective Article, Section, Paragraph, Exhibit, or Schedule of or to this Agreement . 1.2. ARTICLE II. EXTENSION OF PAYMENT. 2.1. Extension of Payment . Upon the terms and subject to the conditions set forth in this Third Amendment, payment of all installments under the Agreement are hereby extended until the earlier of (a) closing of a sale of the real estate owned by Worldwide Stages, Inc . or (b) April 1 , 2025 .

ARTICLE II I . CONTINUING PROVISIONS OF THE AGREEMENT . Except as otherwise set forth in this Third Amendment, all terms and conditions contained in the Agreement shall continue to apply and the parties warrant and represent that all warranties and representations set out in the Agreement are continuing and accurate as of the Effective Date of this Third Amendment . To the extent of any inconsistency between the terms of this Third Amendment and the Agreement, the terms of this Third Amendment shall control . Unless addressed herein, all of the terms of the original Agreement, and as it has been previously amended, shall remain in full force and effect . The Agreement, as hereby amended, may not be modified except by written instrument duly executed by the parties hereto . INTENDING TO BE BOUND, the parties hereto have caused this Third Amendment to be duly executed as of the date first above written . SELLER : Shane Ellis By: PURCHASER: Worldwide Stages, Inc. (successor in interest b y merger of Worldwide Stages, LLC ) / ) /A r By: 2